Exhibit 4.23

EXECUTION VERSION

AMENDMENT AGREEMENT

21 July 2020

between

GOLD FIELDS LA CIMA S.A.

with

BANCO DE CRÉDITO DEL PERÚ

acting as Agent

relating to a facility agreement dated 19 September 2017 between, amongst others, Gold Fields La

Cima S.A. (as Company) and Banco De Crédito Del Perú (as Agent)

CONTENTS

		Page
Clause

1.	Interpretation	1
2.	Amendments	1
3.	Representations	2
4.	Participation Fee	2
5.	Incorporation	2
6.	Guarantee	2
7.	Security	2
8.	Governing law	3

Schedule

1.	Amendments to Facility Agreement	4
2.	Conditions Precedent Documents	9

Signatories		1

THIS AGREEMENT is dated 21 July 2020 and made BETWEEN:

(1)

GOLD FIELDS LA CIMA S.A., a sociedad anónima incorporated and existent under the laws of Peru, with Taxpayer’s I.D. (RUC) 20507828915 and with its principal place of business at Av. 28 de Julio 1150, Of. 201-202, Urb. San Antonio, Miraflores, 15047, Perú (the Borrower, the Guarantor and the Company); and

(2)	BANCO DE CRÉDITO DEL PERÚ as agent of the other Finance Parties under and as defined in the Facility Agreement defined below (the Agent).

BACKGROUND:

(A)	This Agreement is supplemental to and amends a revolving senior secured credit facility agreement dated 19 September 2017 between, amongst others, the Company and the Agent (the Facility Agreement).

(B)

The Lenders and the Security Agent (as defined in the Facility Agreement) have consented to the amendments to the Facility Agreement contemplated by this Agreement. Accordingly, the Agent is authorised to enter into this Agreement on behalf of the Finance Parties.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

Capitalised terms defined in the Facility Agreement have, unless expressly defined in this Agreement, the same meaning in this Agreement.

1.2	Construction

The provisions of clauses 1.2 (Construction) to 1.4 (Third party rights) and 39 (Enforcement) of the Facility Agreement apply to this Agreement as though they were set out in full in this Agreement except that references to the Facility Agreement are to be construed as references to this Agreement.

2.	AMENDMENTS

(a)	The Facility Agreement will be amended in the manner set out in Schedule 1 (Amendments to the Facility Agreement) from the Effective Date.

(b)

The Effective Date is the date on which the Agent notifies the Company and the Lenders that it has received all of the documents set out in Schedule 2 (Conditions Precedent Documents) in form and substance satisfactory to the Agent. The Agent must give this notification promptly upon being so satisfied.

(c)	If the Agent fails to give the notification referred to in paragraph (b) above on or before 18 September 2020, the Facility Agreement will not be amended in the manner contemplated by this Agreement.

3.	REPRESENTATIONS

Each Obligor makes the Repeating Representations to each Finance Party (by reference to the facts and circumstances then existing) on the date of this Agreement and on the Effective Date, in each case as if references to “this Agreement” therein are references to this Agreement and the Facility Agreement and, on the Effective Date, to the Facility Agreement as amended and supplemented by this Agreement.

4.	PARTICIPATION FEE

On the date of this Agreement, the Company shall pay to the Agent (for the account of each Lender pro rata to its Commitments under the Facility Agreement) a participation fee of 0.35% of the final allocated commitment of each Lender, plus any applicable taxes (the Participation Fee).

5.	INCORPORATION

(a)	This Agreement is a Finance Document.

(b)	The Facility Agreement and this Agreement will, from the Effective Date, be read and construed as one document.

(c)	Except as otherwise provided in this Agreement, the Finance Documents remain in full force and effect.

(d)

Except to the extent expressly waived in this Agreement, no waiver is given by this Agreement, and the Lenders expressly reserve all their rights and remedies in respect of any breach of, or other Default under, the Finance Documents.

6.	GUARANTEE

On the Effective Date, each Obligor:

(a)	confirms its acceptance of the Facility Agreement (as amended by this Agreement);

(b)	agrees that it is bound as an Obligor by the terms of the Facility Agreement (as amended by this Agreement); and

(c)	(if a Guarantor) confirms that its guarantee:

(i)	continues in full force and effect on the terms of the Facility Agreement; and

(ii)	extends to the obligations of the Obligors under the Finance Documents (including the Facility Agreement as amended by this Agreement).

7.	SECURITY

7.1	Confirmation

On the Effective Date, each Obligor confirms that:

(a)

any Security created by it under the Security Documents extends to the obligations of the Obligors under the Finance Documents (including the Facility Agreement as amended by this Agreement) subject to any limitations set out in the Security Documents;

(b)

the obligations of the Obligors arising under the Facility Agreement as amended by this Agreement are included in the Secured Obligations subject to any limitations set out in the Security Documents; and

(c)	the Security created under the Security Documents continue in full force and effect on the terms of the respective Security Documents.

7.2	No New Security Interest

No part of this Agreement is intended to or will create registrable Security.

8.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

AMENDMENTS TO FACILITY AGREEMENT

1.	The definition of “Arranger” in clause 1.1 (Definitions) of the Facility Agreement shall be deleted and replaced with the following:

“Arranger means Credicorp Capital Servicios Financieros S.A. and Scotiabank Perú S.A.A., each as a joint lead arranger and bookrunner for the Facility.”

2.	the definition of “FATCA Application Date” in clause 1.1 (Definitions) of the Facility Agreement shall be deleted and replaced with the following:

“FATCA Application Date means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)

in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.”

3.	the definition of “LIBOR” in clause 1.1 (Definitions) of the Facility Agreement shall be deleted and replaced with the following:

“LIBOR means, in relation to any Loan:

(a)	the applicable Screen Rate as of the Specified Time on the Quotation Day for U.S. dollars and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.”

4.	the definition of “Margin” in clause 1.1 (Definitions) of the Facility Agreement shall be deleted and replaced with the following:

“Margin means:

(a)	in relation to a Loan with an Interest Period ending prior to 19 September 2020, 1.20% per annum; and

(b)	in relation to a Loan with an Interest Period ending on or after 19 September 2020, 2.80% per annum.”

5.	the definition of “Termination Date” in clause 1.1 (Definitions) of the Facility Agreement shall be deleted and replaced with the following:

“Termination Date means the date which is four years after the date of this Agreement.”

6.	clause 19.9 (Use of Website) of the Facility Agreement shall be deleted and replaced with the following:

“19.9 Direct electronic delivery by Company

The Company may satisfy its obligation under this Agreement to deliver any information in relation to a Lender by delivering that information directly to that Lender in accordance with Clause 30.6 (Electronic communication) to the extent that Lender and the Agent agree to this method of delivery.”

7.	clause 30.6 (Electronic communication) of the Facility Agreement shall be deleted and replaced with the following:

“30.6 Electronic communication

(a)

Except as required under the Onshore Security Agreements, the Promissory Notes or Peruvian law , any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)

Any such electronic communication or delivery as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

(c)

Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)

Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)

Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 30.6.”

8.	clause 34.5 (Replacement of Screen Rate) of the Facility Agreement shall be deleted and replaced with the following:

“34.5 Replacement of Screen Rate

(a)	Subject to Clause 34.2 (Exceptions), if a Screen Rate Replacement Event has occurred in relation to any Screen Rate for dollars, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Benchmark in relation to that currency in place of that Screen Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(B)

enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement;

(C)	implementing market conventions applicable to that Replacement Benchmark;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation).

may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Company.

(b)

If a Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within five Business Days (or such longer time period in relation to any request which the Company and the Agent may agree) of that request being made:

(i)

its Commitment(s) shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(c)	In this Clause 34.5:

Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

Replacement Benchmark means a benchmark rate which is:

(i)	formally designated, nominated or recommended as the replacement for a Screen Rate by:

(A)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by the Screen Rate); or

(B)

any Relevant Nominating Body, and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (B) above;

(ii)	in the opinion of the Majority Lenders and the Company, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate; or

(iii)	in the opinion of the Majority Lenders and the Company, an appropriate successor to a Screen Rate.

Screen Rate Replacement Event means, in relation to a Screen Rate:

(i)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Majority Lenders and the Company materially changed;

(ii)

(A)

I.	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

II.

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(B)

the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(C)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or

(D)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

(iii)

the administrator of that Screen Rate determines that that Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(A)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Company) temporary; or

(B)	that Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than one month; or

(iv)	in the opinion of the Majority Lenders and the Company, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.”

9.

for the purposes of clause 30.2 (Addresses) of the Facility Agreement, (i) the address, phone number and email of the Company is Av. 28 de Julio 1150, Of. 201-202, Urb. San Antonio, Miraflores, 15047, Perú, +51.17060400 and Rafael.caballero@goldfields.com; and (ii) the address and phone number of the Agent is Av. El Derby N°055 Torre 4, Piso 10, Santiago de Surco, Lima Perú, +511-416-3333 Extension 33924/36062 and elizabethgasteloj@credicorpcapital.com / rbalarezo@bcp.com.pe.

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

1.

A copy of the constitutional documents of the Company or, if the Agent already has a copy, a certificate of an authorised signatory of the Company confirming that the copy in the Agent’s possession is still correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	A certified copy (copia literal) of the electronic docket (partida registral) of the Company, issued no later than 30 days prior to the date of this Agreement.

3.	A copy certified by a notary public of a resolution of the competent corporate body of the Company:

(a)

approving the terms of, and the transactions contemplated by, this Agreement and any other relevant Finance Documents and resolving that it execute, deliver and perform this Agreement and such other relevant Finance Document;

(b)	authorising a specified person or persons to execute this Agreement and any other relevant Finance Documents on its behalf; and

(c)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Agreement and any other relevant Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above in relation to this Agreement and related documents.

5.

A certificate of an authorised signatory of the Company certifying that each copy document specified in this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

6.	A legal opinion of Allen & Overy LLP, legal advisers to the Agent and the Lenders as to English law, addressed to the Finance Parties.

7.	A legal opinion of Estudio Echecopar, member firm of Baker & McKenzie International legal advisers to the Agent and the Lenders in Peru, addressed to the Finance Parties.

8.	To the extent that any invoices have been delivered to the Company by the Agent, evidence that the Participation Fee has been paid.

9.	Evidence that any process agent referred to in Clause 39.2 (Service of process) of the Facility Agreement has accepted its appointment in relation to this Agreement.

10.	A copy of the legal due diligence report prepared by Estudio Echecopar, member firm of Baker & McKenzie International.

SIGNATORIES

The Borrower, the Guarantor and the Company

GOLD FIELDS LA CIMA S.A.

By:	/s/ Jorge Leo Redhead Byrne (Gold Fields La Cima S.A.)

The Agent

BANCO DECRÉDITO DEL PERÚ

By:

[Gold Fields- 2020 Amendment- Signature Pages to the Amendment Agreement]

SIGNATORIES

The Borrower, the Guarantor and the Company

GOLD FIELDS LA CIMA S.A.

By:

The Agent

BANCO DE CRÉDITO DEL PERÚ

/s/ Roberto Balarezo M.
(The Agent: Banco de Crédito del Perú).

By:	Roberto Balarezo Medina

Asociado de Comisiones de Confianza

/s/ Mario Alberto Martĺn Rosas Arrunátegui
(The Agent: Banco de Crédito del Perú)

By:	Mario Alberto Martín Rosas Arrunátegui

Asociado de Fideicomisos

[Gold Fields- 2020 Amendment- Signature Pages to the Amendment Agreement]